SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section14(a) of

the Securities Exchange Act of 1934 (Amendment No.       )

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BMC Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s)Filing Proxy Statement, if other than the Registrant)

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BMC INDUSTRIES, INC.

One Meridian Crossings, Suite 850

Minneapolis, Minnesota 55423

___________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 13, 2003

___________

TO THE STOCKHOLDERS OF BMC INDUSTRIES, INC.:

      The annual meeting of stockholders of BMC Industries, Inc. will be held at the Holiday Inn Select International, Three Appletree Square, Bloomington, Minnesota on Thursday, May 13, 2003 at 10:00 a.m., C.D.T. The purpose of the meeting is to vote on the proposals listed below and to transact such other business as properly may come before the meeting or any adjournment or postponement of the meeting:

Proposal 1.    To elect four (4) Class A directors to hold office for two-year terms; and

Proposal 2.    The ratification of Ernst & Young LLP as BMC's independent auditor for 2003.

      The record date for the annual meeting is March 21, 2003. Only stockholders of record at the close of business on that day may vote at the meeting.

                                                                            By Order of the Board of Directors

                                                                            Jon A. Dobson

                                                                            Secretary

Minneapolis, Minnesota

March 31, 2003

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THIS MEETING AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE VOTE YOUR SHARES EITHER BY TELEPHONE (VIA THE 1-800 NUMBER INDICATED ON THE ACCOMPANYING PROXY CARD) OR BY MAIL. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE SIGN AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE. A PRE-ADDRESSED POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE IN RETURNING THE SIGNED PROXY CARD. A PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

BMC INDUSTRIES, INC.

One Meridian Crossings, Suite 850

Minneapolis, Minnesota 55423

___________

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

___________

GENERAL INFORMATION

      We are delivering these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of BMC Industries, Inc. for the 2003 Annual Meeting of Stockholders and for any adjournment or postponement of the meeting. The meeting will be held at 10:00 a.m. C.D.T., on Thursday, May 13, 2003, at the Holiday Inn Select International, Three Appletree Square, Bloomington, Minnesota. In this proxy statement, we refer to BMC Industries, Inc. as the "Company," "BMC," "we," "our" or "us."

      This proxy statement, together with a form of proxy and voting instructions card ("proxy card") and BMC's annual report for the year-ended December 31, 2002, are being mailed to stockholders beginning March 31, 2003.

VOTING INFORMATION

Record Date and Quorum

      Holders of BMC common stock as of the close of business on the record date, March 21, 2003, are entitled to vote at the annual meeting. On March 21, 2003, BMC had 27,079,385 shares of common stock outstanding. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock as of the record date is required to constitute a quorum at the annual meeting. For purposes of determining a quorum, we will count abstentions and broker non-votes as present and entitled to vote. A broker non-vote occurs when a broker, or other holder of shares in street name, returns a proxy but is unable to vote on a proposal because the proposal is not routine and the beneficial owner has not provided voting instructions.

Action to be Taken and Required Vote

      Action will be taken at the annual meeting to elect four (4) Class A directors and to ratify the appointment of Ernst & Young LLP as BMC's independent auditor. Each share of BMC common stock you own is entitled to one vote on each matter properly brought before the annual meeting. The election of a nominee for director requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the annual meeting. You are not entitled to cumulative voting rights. Shares represented by a properly executed proxy voted as abstaining on any proposal will be treated as shares that were not cast in favor of a particular matter, and thus will be counted as votes against that matter.  Shares represented by a properly executed proxy that includes broker non‑votes on a proposal will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved.

How to Vote

      Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. If your shares are registered directly in your name, you are the holder of record and you may vote one of two ways:

           Vote by Telephone:  You may vote by phone at any time by calling the toll-free number (for residents of the United States and most of Canada) listed on your proxy card. To vote, enter the control number listed on your proxy card and follow the recorded instructions. If you vote by telephone, you do not need to return your proxy card.

           Vote by Mail:  If you vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

      If you hold your shares in a brokerage account or through another holder of record, you hold your shares in street name and your broker or other holder of record has sent these proxy materials to you. As a holder in street name, you have the right to direct your broker or other holder of record how to vote. You may be able to vote by telephone or the Internet as well as by mail.  You should follow the instructions you receive from your broker or other holder of record to vote these shares.

Voting at the Annual Meeting

      The method by which you vote will in no way limit your right to change your vote at the annual meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy executed in your favor from your broker or other holder of record to be able to vote at the meeting.

      Your shares will be voted at the annual meeting as directed by the instructions on your proxy card or voting instructions if (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the meeting and (4) you did not revoke your proxy prior to the meeting.  If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

Revocation of Proxies

      You may revoke your proxy at any time before it is voted at the annual meeting by (1) filing a revoking instrument with the Secretary of BMC, (2) properly executing and delivering a later-dated proxy (including a telephone vote) or (iii) attending the annual meeting and voting in person.

Cost of Proxy Solicitation

      We will pay the costs of soliciting proxies. Officers, directors or employees of BMC may, without additional compensation, solicit proxies by mail, personal conversation, telephone or otherwise.  We will reimburse brokerage firms and others for expenses incurred in forwarding solicitation material to the beneficial owners of BMC common stock.

Voting Results

      We will publish the voting results in our Form 10-Q for the second quarter of 2003.

Proposals Requiring Your Vote

    The proposals set out below will be presented by BMC at the annual meeting to be voted upon by stockholders at the meeting.

Proposal 1

ELECTION OF DIRECTORS

      The first proposal on the agenda for the annual meeting will be to elect four directors to serve as Class A directors for a two-year term beginning at the meeting and expiring at the 2005 annual meeting of stockholders or until succeeded by another qualified director who has been properly elected. The Board of Directors currently consists of seven directors divided into two classes (Class A and Class B) serving staggered two-year terms. The Class A directors are up for election at the annual meeting. The nominees for election are John W. Castro, Morris Goodwin, Jr., Douglas C. Hepper and Alan R. Longstreet, all of whom are current Class A directors. The Class B directors will continue in office until their terms expire in 2004.  For information regarding the director nominees and our other directors, please see the "Board of Directors" section of this proxy statement.

      We will vote your shares as specified in your proxy or voting instructions. In the absence of other instructions, the proxies will be voted FOR the election of the nominees. If the Board should learn prior to the annual meeting that any of the nominees will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for that nominee will be voted for such substitute nominee as may be selected by the Board. Alternatively, the proxies, at the Board's discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

The Board of Directors recommends a vote "For" the director nominees. Proxies solicited by the Board of Directors will be voted "For" the director nominees unless stockholders specify a different choice.

Proposal 2

RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has the sole responsibility for selecting BMC's independent auditor. The Audit Committee has selected Ernst & Young LLP as our independent auditor for 2003. We are asking stockholders to ratify the Audit Committee's selection.  Ernst & Young, or its predecessor, has served as our independent auditor since 1980.

In the event the stockholders fail to ratify the appointment of Ernst & Young, the Audit Committee will consider it a direction to consider other auditors for 2004.

One of more representatives of Ernst & Young will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions.

BMC management will present the following resolution at the annual meeting:

RESOLVED, that the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP, independent auditors, to audit the accounts of BMC and its subsidiaries for 2003 is ratified.

The Board of Directors recommends a vote "For" Proposal 2.  Proxies solicited by the Board of Directors will be voted "For" this Proposal 2 unless stockholders specify a different choice.

Board of Directors

      The Board of Directors currently consists of seven directors divided into two classes (Class A and Class B) serving staggered two-year terms. The following table provides information regarding our directors, including the nominees.

Names of Directors	Principal Occupation	Age	Director Since
Class A - Nominees Standing for Re-Election:
John W. Castro................	Chief Executive Officer of Merrill Corporation (diversified communications and document services).	54	1994
Morris Goodwin, Jr...........	Executive Vice President and Chief Financial Officer of Vivius, Inc. (health care provider)	51	2002
Douglas C. Hepper...........	Chairman of the Board, President and Chief Executive Officer of BMC Industries, Inc.	53	2002
Alan R. Longstreet............	President and Group Manager of H.B. Fuller North America (global manufacturer of adhesives, sealants and paints)	56	2002
Class B - Terms Expiring in 2004:
H. Ted Davis...................	Dean, Institute of Technology, University of Minnesota	65	1998
Harry A. Hammerly..........	Former Executive Vice President and Director of 3M Company (industrial, consumer and health products manufacturer).	69	1995
Robert D. Endacott...........	Founder and Principal of CMR Partners, LLC (corporate finance advisory firm)	59	2002

            Except as indicated below, there has been no change in the principal occupations or employment during the past five years for the directors or nominees.

      Mr. Hepper has served as Chairman, President and Chief Executive Officer of BMC since June 2002. From 1973 to June 2002, he served in several management positions with PPG Industries, Inc., most recently as Vice President of PPG's automotive refinishing division.

      Mr. Endacott is the founder and principal of CMR Partners, LLC a corporate finance advisory firm. He is the former Vice Chairman and Director of Aqua-Chem, Inc., Prior to Aqua-Chem, Mr. Endacott was a Managing Director with the Armand Group.  He has also served as Senior Vice President with GE Capital Corporate Finance Group, Vice President and Director with RBC Dominion Securities and President and Chief Executive Officer of Tiger Financial Services Group. Mr. Endacott was nominated in 2002 pursuant to a settlement agreement with Riccardo Nunziati, a shareholder of BMC. Mr. Nunziati had filed a shareholder derivative lawsuit against BMC and other parties.  Under the terms of the settlement agreement, among other matters relating to corporate governance, the Board agreed to consider up to three nominees from Mr. Nunziati for potential membership on the Board of Directors. Although Mr. Nunziati had the right to nominate three candidates for consideration by the Board, the settlement agreement provided that his nominees were required to meet the same qualifications as all other candidates and go through the same process as all other director candidates. Of the three nominees presented by Mr. Nunziati, the Board moved forward with the consideration of only Mr. Endacott.  Following an extensive review process, the Board determined that Mr. Endacott met the qualifications for service on the Board and that he would bring beneficial experience and knowledge to the Board. Mr. Endacott accepted the Board's offer to serve as a director in October 2002.

      Mr. Goodwin has served as Executive Vice President and Chief Financial Officer of Vivius, Inc. since 2000. Prior to this he served as Senior Vice President and Treasurer at Deluxe Corporation from 1997 to 2000, as Vice President and Corporate Treasurer of American Express Financial Advisors from 1990-1997. Prior to joining American Express he served as Chief Financial Officer of IDS Bank and Trust and Vice President at Morgan Stanley Dean Witter.

      Alan R. Longstreet, has served in various positions at H.B. Fuller for 30 years, most recently as President and Group Manager of H.B. Fuller North America.  He has been an officer within H.B. Fuller for 17 years.

      Mr. Hammerly also serves on the Boards of Directors of Apogee Enterprises, Inc. and Milacron, Inc.

Information About the Board and its Committees

      During 2002, the Board of Directors met six times. All of our directors attended 75 percent or more of the meetings of the Board and Board committees on which they served in 2002. Mr. Hammerly serves as BMC's Lead Director and presides over meetings of the non-management directors. Mr. Hammerly has notified the Board of his retirement from the Board, effective May 14, 2003. Mr. Hammerly has served on our Board for eight years. At the Board's request in 2002, he postponed his retirement and stood for re-election at the 2002 annual meeting of stockholders.  During the last year, Mr. Hammerly provided valuable leadership in BMC's efforts to recruit a new chief executive officer and new directors. Following the successful recruitment during 2002 of Messrs. Endacott, Goodwin and Longstreet to the Board and Mr. Hepper as Chairman of the Board and Chief Executive Officer, Mr. Hammerly will be retiring after the annual meeting. BMC expresses our appreciation to Mr. Hammerly for his service and leadership on the Board of Directors and his positive impact on our company.

      The Board maintains four standing committees: Audit Committee, Compensation Committee, Finance Committee and Corporate Governance Committee. All of these committees are comprised entirely of directors who meet the independence requirements of the New York Stock Exchange ("NYSE") listing requirements and the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"). The committees are presently comprised of the following directors:

Audit Committee	Compensation Committee	Finance Committee	Corporate Governance Committee
Harry A. Hammerly (Chair) Morris Goodwin, Jr. Alan R. Longstreet	Morris Goodwin, Jr. (Chair) John W. Castro H. Ted Davis	John W. Castro (Chair) Robert D. Endacott Alan R. Longstreet	H. Ted Davis (Chair) Robert D. Endacott Harry A. Hammerly

Compensation Committee

      The Compensation Committee met three times during 2002. The Compensation Committee oversees the compensation and benefit programs for executive officers and other employees of BMC, including our Restated and Amended 1994 Stock Incentive Plan and other incentive plans.

Finance Committee

      The Finance Committee met once during 2002. The Finance Committee oversees BMC's long‑range financing plan.

Corporate Governance Committee

      The Corporate Governance Committee met three times during 2002. The Corporate Governance Committee considers and recommends candidates for election to the Board of Directors, advises the Board on director compensation, oversees the performance evaluations of the Board, advises the Board on corporate governance matters and considers candidates for election to the Board that are nominated by stockholders. The Corporate Governance Committee will consider nominees recommended by a stockholder if the stockholder submits the recommendation in writing to the chairperson of the Corporate Governance Committee. Our Second Restated Bylaws also permit any stockholder entitled to vote for the election of directors to make nominations directly, without first recommending the nominee to the Corporate Governance Committee. Under our bylaws, any such nomination made by a stockholder must be made by written notice to the Secretary of BMC not less than 120 days prior to the annual meeting of stockholders or special meeting called for the election of directors, as the case may be. The notice must include each nominee's name, age, business address and residence address, principal occupation and beneficial share ownership, together with the class of directors to which the nominee is being nominated and such other information as would be required in a proxy solicitation concerning the nominee under the proxy rules of the U.S. Securities and Exchange Commission ("SEC").

Audit Committee

      The Audit Committee met seven times during 2002. The Audit Committee is composed of three directors, all of whom are independent as that term is defined under both the existing and proposed NYSE listing requirements and recently adopted rules of the SEC promulgated under Sarbanes-Oxley. The Board of Directors has determined that all three members of the Audit Committee have experience in reviewing, understanding and evaluating financial statements and are financially literate as that term is defined in the listing requirements of the NYSE. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee reviewed this charter several times during 2002 and again in the beginning of 2003 and made several changes to comply with the rules and regulations of the SEC as amended by Sarbanes-Oxley.  Further amendments to the charter will be made later in 2003 to comply with additional requirements to be adopted under Sarbanes-Oxley by the SEC and the NYSE.  Additional information regarding the Audit Committee is set out below in the "Audit Committee Report."

      Notwithstanding anything to the contrary set forth in any of BMC's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

Audit Committee Report

   The Audit Committee assists the Board of Directors in oversight of the integrity of BMC's financial statements, compliance with legal and regulatory requirements, independent auditor's independence and qualifications and the performance of the independent auditor as well as the internal audit function.  Management is responsible for BMC's financial reporting process and the preparation of its financial statements in accordance with generally accepted accounting principles. Ernst & Young, LLP, the independent auditor, is responsible for performing an audit of the consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to oversee these processes.

      In this context, the Audit Committee met and held discussions with management and Ernst & Young with regard to our audited financial statements for the year ended December 31, 2002, which we refer to as our audited financial statements in this report. The Audit Committee has reviewed and discussed the audited financial statements with management and Ernst & Young. Management represented to the Audit Committee that our audited financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      Ernst & Young provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Ernst & Young the auditor's independence from BMC and management.

      Based on the reviews and discussions referenced in this report, including the representations of management and the report of Ernst & Young, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in BMC's Annual Report on Form 10-K for the year-ended December 31, 2002 for filing with the SEC.

Members of the Audit Committee:

Harry A. Hammerly (Chair)

Morris Goodwin, Jr.

Alan R. Longstreet

Independent Auditors Fees

     The aggregate fees billed to BMC for fiscal year 2002 by Ernst & Young, LLP were as follows:

Audit Fees	$345,393
Audit-Related Fees	$ 22,000
Tax Services Fees	$ 83,348
Financial Information Systems Design and Fees	$ 0
All Other Fees	$ 0

Audit-related services billed by Ernst & Young consisted primarily of internal control reviews and employee benefit plan audits.

Tax services fees were billed by Ernst & Young in 2002 for tax-related compliance and tax planning services.

The Audit Committee has considered the nature of the above-listed services provided by Ernst & Young and determined that they are compatible with Ernst & Young maintaining its independence.

Directors Fees.

      Non‑employee directors are paid an annual cash retainer of $20,000.  Non-employee directors also receive a fee of $1,000 for each Board meeting attended and $1,000 for each committee meeting attended, $1,200 in the case of the committee Chair. In addition, directors receive reimbursement of customary expenses for attending Board, committee and stockholder meetings.  In early 2003, Board retained Watson Wyatt & Company to conduct an independent assessment of the compensation paid to directors of BMC.  The Board considered the report of Watson Wyatt as well as existing economic conditions in deciding to maintain the existing compensation package, with one modification. The Board approved the Corporate Governance Committee's recommendation that a fee of $500 be paid for meetings of the Board or its committees by telephone or similar means if a meeting exceeds 30 minutes.

      We do not pay directors who also are employees any additional compensation for serving as a director.

 Directors' Deferred Compensation Plan.

      On December 7, 1984, the Board of Directors adopted the Directors' Deferred Compensation Plan, which is administered by BMC's Secretary in conjunction with the human resources and finance departments. Each non‑employee director may elect to participate and defer his or her director fees. The amount of each participating director's compensation deferred under the plan is credited to a separate bookkeeping account in the director's name. Participants can elect to have compensation credited to a phantom investment options account or an interest income account. Compensation credited to the phantom investment account is converted into share equivalents of up to three mutual funds chosen from a variety of equity and bond fund options. The value of phantom investments credited to the investment account, and consequently the value of a participating director's account, increases or decreases depending on the market performance of the mutual funds chosen as phantom  investments.    Compensation credited to  the interest account  earns interest computed on the beginning balance each quarter at an annual rate equal to the effective cost of borrowing under our revolving credit facility in effect during the quarter. Amounts credited to participating directors' accounts are payable in cash in a lump sum or in two to ten annual installments, at the option of the director, following termination of service as a director.  During the past three years, $69,000 was deferred under the plan by one current director who is not an executive officer.

Non‑Employee Director Stock Options.

      Pursuant to the Restated and Amended 1994 Stock Incentive Plan, non-employee directors receive an automatic one‑time grant of a non‑qualified stock option to purchase 10,000 shares of common stock on the date of election or appointment to their first term as a director. In addition, each non-employee director receives annually an automatic grant of a non-qualified stock option to purchase 4,000 shares of common stock on the date of the annual meeting of stockholders. All stock options are granted at the fair market value of BMC common stock on the date of grant. Each option becomes exercisable in full three years after the date of grant and terminates five years after the date of grant. If a non‑employee director ceases to serve as a director for any reason other than death, disability or mandatory retirement, all options held by the director will continue to vest and expire in accordance with the original terms of the grants. All options become immediately exercisable in the event of a director's death, disability or mandatory retirement.

Non-Employee Director Stock Ownership Guidelines.

      The Board adopted minimum stock ownership guidelines for non-employee directors in 1998. These guidelines recommend a minimum level of BMC stock ownership equal in value to five times the annual cash retainer. Non-employee directors have a period of five years to achieve compliance with the minimum ownership guidelines. Shares may be held in various forms of beneficial ownership, including jointly with a spouse, through a trust or in a retirement account. Unexercised stock options, however, do not count toward fulfillment of the guidelines. Until a non-employee director meets the minimum ownership guidelines, 50% of his/her annual cash retainer is used to purchase stock on the director's behalf through our Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

      The following table shows how many shares of BMC common stock were beneficially owned on March 21, 2003 (unless otherwise indicated) by (i) owners of more than five percent of our outstanding common stock of BMC, (ii) our current directors, (iii) the executive officers named in the Summary Compensation Table on page 17 and (iv) all directors and executive officers as a group.

	Shares of Common Stock Beneficially Owned(1)
Name and Address of Beneficial Owner	Amount	Percent of Class

Putnam Investments, Inc............................................ One Post Office Square Boston, MA 02109	2,140,380(2)	7.9%
Dimensional Fund Advisors, Inc.................................. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,631,700(3)	6.03
Royce & Associates, LLC........................................... 1414 Avenue of the Americas New York, NY 10019	1,844,000(4)	6.81
GAMCO Investors, Inc............................................... One Corporate Center Rye, NY 10580-1435	1,384,000(5)	5.11
Paul B. Burke............................................................	716,125(6)	2.64
Bradley D. Carlson.....................................................	24,800(7)	*
John W. Castro..........................................................	50,000(8)	*
H. Ted Davis.............................................................	40,276(9)	*
Jon A. Dobson...........................................................	82,043(10)	*
Robert D. Endacott....................................................	2,953	*
Richard G. Faber.......................................................	4,800(11)	*
Morris Goodwin, Jr....................................................	2,953	*
Harry A. Hammerly...................................................	48,977(12)	*
Douglas C. Hepper.....................................................	75,000	*
Alan R. Longstreet.....................................................	22,453	*
Gary W. Nelson.........................................................	106,814(13)	*
Curtis E. Petersen......................................................	26,333(14)	*
All directors and executive officers as a group (14 persons)...............................................................	1,223,527(15)	4.52

                        _______________

                                    * = less than 1%.

 (1)   In general, a person has beneficial ownership over shares if the person has voting or investment power over the shares or the right to acquire such power within sixty days. Investment power means the power to direct the sale or other disposition of the shares. Unless otherwise noted, all of the shares are held by individuals or entities possessing sole voting and investment power. Shares subject to options that are exercisable on or prior to May 21, 2003 are treated as outstanding for purposes of determining the percent beneficially owned by an individual or by members of the group, as the case may be.

 (2)   As set forth in a Schedule 13G filed with the SEC on February 14, 2003, Putnam Investments, LLC. ("Putnam"), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("Marsh & McLennan"), wholly owns two registered investment advisors: Putnam Investment Management, LLC. ("Putnam Investment"), which is the investment advisor to the Putnam family of mutual funds, and The Putnam Advisory Company, LLC ("Putnam Advisory"), which is the investment advisor to Putnam's institutional clients. Putnam Investment has shared dispositive power with respect to 1,488,700 shares, but each of the mutual fund's trustees has voting power over the shares held by each fund. Putnam Advisory has shared voting power with respect to 897,280 shares and shared dispositive power with respect to 2,140,380 shares. Putnam and Marsh & McLennan disclaim beneficial ownership of all 2,140,380 shares.

 (3)   As set forth in a Schedule 13G filed with the SEC on February 10, 2003, Dimensional Fund Advisors ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership as of December 31, 2002 of 1,631,700 shares. Dimensional reports that it has sole voting power and sole dispositive power with respect to all 1,631,700 shares.

 (4)   As set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2003, Royce & Associates, LLC ("Royce"), a registered investment advisor, is deemed to have beneficial ownership as of December 31, 2002 of 1,844,000 shares.  Royce reports that it has sole voting power and sole dispositive power with respect to all 1,844,000 shares.

 (5)   As set forth in a Schedule 13D filed with the SEC on December 9, 2002, GAMCO Investors, Inc. ("GAMCO"), a registered investment advisor, and a wholly-owned subsidiary of Gabelli Asset Management Inc., which is a subsidiary of Gabelli Group Capital Partners, Inc., is deemed to have beneficial ownership as of November 27, 2002 of 1,384,000 shares.  GAMCO reports that it has sole voting power and sole dispositive power with respect to all 1,384,000 shares.

 (6)   Includes 670,000 shares that Mr. Burke has the right to acquire within 60 days upon the exercise of options; and 400 shares held indirectly as custodian for his minor son.

 (7)   Includes 14,800 shares that Mr. Carlson has the right to acquire within 60 days upon the exercise of options and 10,000 shares held as nontransferable restricted shares, which are subject to forfeiture under certain circumstances.

(8)   Includes 12,000 shares that Mr. Castro has the right to acquire within 60 days upon the exercise of options and 10,000 shares held by his wife, of which Mr. Castro disclaims beneficial ownership.

 (9)   Includes 18,000 shares that Dr. Davis has the right to acquire within 60 days upon the exercise of options.

 (10)  Includes 61,500 shares that Mr. Dobson has the right to acquire within 60 days upon the exercise of options and 15,000 shares held as nontransferable restricted shares, which are subject to forfeiture under certain circumstances.

 (11)  Includes 4,800 shares that Mr. Faber has the right to acquire within 60 days upon the exercise of options.

 (12)  Includes 12,000 shares that Mr. Hammerly has the right to acquire within 60 days upon the exercise of options.

 (13)  Includes 102,000 shares that Mr. Nelson has the right to acquire within 60 days upon the exercise of options and 189 shares held indirectly by Mr. Nelson's spouse.

 (14)  Includes 26,333 shares that Mr. Petersen has the right to acquire within 60 days upon the exercise of options.

 (15)  Includes 589 shares held indirectly by two executive officers; 25,000 shares held as non-transferable restricted shares by two executive officers; and 921,433 shares deemed beneficially owned by our 14 members of the group by virtue of a right to acquire them within 60 days upon the exercise of options.

Equity Compensation Plan Information

      The following table summarizes information with respect to options under our equity compensation plans as of December 31, 2002:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders (1).......................	2,999,578	$5.4468	1,111,535
Equity compensation plans not approved by stockholders (2).......	0	0	0

____________

(1) Represents shares of common stock authorized for issuance under the Restated and Amended 1994 Stock Incentive Plan, as amended.

(2) Represents shares of common stock authorized for issuance under options granted to certain employees, including executive officers.

EXECUTIVE COMPENSATION

Compensation Committee Report On Executive Compensation

     The Committee. The Compensation Committee operates under a charter and has responsibility for oversight and direction of executive officer compensation and other compensation and benefit programs for senior management employees of BMC. In this report, we refer to the Compensation Committee as the Committee. The Committee is composed entirely of non‑employee directors.

           Compensation Philosophy. BMC's executive compensation program is designed to support the achievement of superior long-term financial performance and to align the interests of management with the interests of stockholders by:

  Attracting, retaining and motivating talented leaders and rewarding performance;

  Linking annual and long-term incentive compensation with BMC's financial performance; and

  Rewarding performance.

      Our executive compensation program provides for a median overall total compensation package comprised of base salary, annual bonus and long-term incentives. In determining the appropriate level of each of these compensation components in 2002, the Committee reviewed competitive data on compensation paid to executives in companies that compete with BMC for executive talent. We measure our compensation data against competitive date from other manufacturing companies of similar size to BMC in terms of revenue, market value and/or profit. We also use the performance of these companies, and the compensation paid on that performance, as a benchmark in determining the appropriate combination of compensation for executives at BMC. The Committee increasingly places an emphasis on variable compensation with the actual payout directly linked to the achievement of individual and corporate objectives. As a result, individual compensation levels from executives may be higher or lower than the median competitive level based upon annual and long-term performance by BMC as well as performance of the individual. The Committee relies on data and advice from independent compensation consultants in reviewing and establishing executive compensation.  The Committee also exercises discretion in setting executive compensation at levels that it believes are justified by external, internal or other circumstances.

      Base Salary. The Committee seeks to pay base salaries at the median of the group of benchmark companies discussed earlier in this report. In determining individual salaries, however, the Committee also takes into consideration factors specific to an individual executive such as that executive's experience, performance and responsibilities. For 2002, base salaries generally were increased from 2001 salaries in order to remain within median levels for executive salaries as a group, though CEO compensation was above median levels.

      Annual Incentives. BMC's annual incentive program, the Management Incentive Plan, compensates executive officers for achievement of pre-determined performance goals set by the Committee. Each year, the Committee establishes a target corporate performance level at which a target performance award may be earned, with a threshold or minimum performance level below which no performance incentive will be paid, and a maximum performance level beyond which no performance incentive will be paid.  Target bonus rates of a percentage of base salary are established for each executive officer based on the median level of incentive compensation opportunity offered by like‑sized manufacturing companies and adjusted in certain circumstances for individual performance. In connection with a comprehensive analysis and report completed in early 2003 by Watson Wyatt on BMC's executive compensation program, we have added an individual performance component to the annual incentive plan.

      We did not pay any annual incentive to executive officers for 2002 as BMC did not achieve the minimum financial performance objective for the year.

      Long‑Term Incentives. BMC's long-term incentives include stock options, restricted stock awards and stock bonuses. The annual incentive awards for executive officers in 2002 included stock options as well as a stock bonus for the former Chairman of the Board and Chief Executive Officer, Paul B. Burke. We generally strive to grant awards having a grant date long-term incentive compensation opportunity at median levels of competitiveness with peer group and independent survey data. In making these determinations for each executive officer, however, we consider a number of factors, including competitive pay data, formula calculations, recommendations from independent consultants, the current stock price, individual performance and the potential for future performance, value of grants made in prior years and the retention and incentive value of outstanding options and restricted stock held by each executive officer. The Committee does not rely solely on any one of these considerations.  The Committee monitors the aggregate number of options granted per year and attempts to manage total annual awards within median levels of dilution as recommended by independent consultants and as compared to peer group and independent survey data. Unusual events, such as the hiring of a new CEO can impact annual dilution. In fact, our annual dilution from stock option grants in 2002 exceeded the median level due in part to one-time events, including the grant of an option for 300,000 shares to Mr. Hepper upon appointment as Chairman, President and CEO.

           Policy on Deductibility of Compensation . Section 162(m) of the Internal Revenue Code limits the tax deduction available to publicly-held corporations to $1 million for annual compensation paid to each of the CEO and the other four most highly-compensated officers, unless certain requirements are met. One requirement is that the Committee consist entirely of outside directors. The Committee meets this requirement. Another requirement is that compensation in excess of $1 million must be based upon the attainment of performance goals approved by stockholders.  Option awards under our Restated and Amended 1994 Stock Incentive Plan meet these requirements and are eligible for exceptions to the deduction limitation. Although no executive officer's annual compensation, excluding qualified performance-based compensation, has exceeded $1 million to date, the Committee may offer an annual compensation to an executive officer that exceeds $1 million in order to attract, retain and reward the executive, as deemed necessary and appropriate to maximize the return to stockholders.

           Chief Executive Officer Compensation. The total compensation paid to Mr. Burke in his former position as Chairman and CEO was consistent with our stated compensation philosophy. The Summary Compensation Table on page 17 of this proxy statement contains disclosure of the amounts paid or granted to Mr. Burke during the past three years. The potential value of Mr. Burke's compensation package was designed to "pay for performance" by placing a high degree of pay at risk and by providing significant emphasis on the achievement of stockholder value through long-term incentives in the form of stock options. Mr. Burke's target annual incentive for 2002 was set at 85% of his base salary. Mr. Burke did not receive an annual incentive payment since BMC did not achieve the pre-determined performance objectives for 2002. Benefits and perquisites for Mr. Burke were set at median levels of competitiveness. Mr. Burke's base salary and his stock option awards were determined in accordance with the considerations described earlier in this report. Mr. Burke's salary increased from $430,000 in 2001 to $450,000 in 2002. Mr. Burke received a stock bonus in June

2002 after his successor, Douglas C. Hepper, began as Chairman of the Board, President and Chief Executive Officer in early June 2002. To aid in the retention of Mr. Burke during the search for his successor, the Committee granted a stock option to him in February 2002 to purchase 150,000 shares of BMC common stock at an exercise price of $1.365 per share. The Board also established a supplemental retirement program for Mr. Burke based on the number of years worked at BMC and his total number of workable years.

      Mr. Hepper received an employment agreement when he joined BMC in June 2002. The terms of the agreement are detailed in the section titled "Officer Agreements and Change in Control Arrangements on page 20. The agreement provided for a base salary of $400,000 on an annual basis.  Mr. Hepper received approximately $228,000 in salary during 2002. The agreement also provides for an annual incentive based on a target incentive payment of seventy-five percent of base salary. The payment for 2002 was guaranteed by the terms of Mr. Hepper's employment agreement at target for that portion of the annual bonus prorated for the time he was employed by BMC. He received this bonus payment of $175,000 in February 2003. Pursuant to his employment agreement, Mr. Hepper also received a stock option to purchase 300,000 shares of BMC common stock at $1.28 per share on his start date. This grant becomes exercisable at a rate of twenty percent of the grant per year, beginning one year from the date of grant.

Additional information regarding the details of compensation paid to executive officers is disclosed in the "Executive Compensation" section that follows this report.

Members of the Compensation Committee

Morris Goodwin, Jr. (Chair)

John W. Castro

H. Ted Davis

Comparative Stock Performance

      This graph compares the cumulative total stockholder return on BMC common stock, assuming reinvestment of dividends, for the last five fiscal years to the total cumulative return on the Standard & Poor's ("S&P") 500 Composite Stock Index and the S&P Manufacturing (Diversified Industries) Index over the same period. The graph assumes $100 invested on December 31, 1997 in BMC common stock and each of the indices.

Summary of Cash and Certain Other Compensation

      The following table shows compensation information for the chief executive officer, the former chief executive officer, the general manager of our Buckbee-Mears group and the four other most highly compensated executive officers in respect of 2002, 2001 and 2000. This group of executives is sometimes referred to as the named executive officers in this proxy statement.

Summary Compensation Table

Long-Term Compensation
		Annual Compensation			Awards
Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation ($) (2)	Restricted Stock Awards($) (3)	Securities Underlying Options	All Other Compensation ($) (4)

Douglas C. Hepper........ Chairman, President and CEO (5)	2002 2001 2000	$227,525 -- --	$175,000 -- --	-- -- --	-- -- --	300,000 -- --	-- -- --
Paul B. Burke............... Former Chairman of the Board and CEO	2002 2001 2000	449,538 429,423 400,000	-- -- 318,750	106,656 126,389 219,642	-- -- --	150,000 150,000 --	14,206 29,838 54,535
Curtis E. Petersen.......... Senior Vice President and CFO (6)	2002 2001 2000	205,000 57,980 --	-- 11,596 --	26,020 1,845 --	-- -- --	25,000 50,000 --	1,565 -- --
Gary W. Nelson............ President, Mask Operations (7)	2002 2001 2000	197,116 -- --	-- -- --	25,132 -- --	-- -- --	40,000 -- --	7,267 -- --
Jon A. Dobson.............. Vice President, General Counsel and Secretary	2002 2001 2000	155,846 149,808 139,808	-- -- 41,942	20,605 17,773 24,621	-- 73,425 --	20,000 30,000 20,000	6,234 7,119 16,208
Bradley D. Carlson........ Treasurer	2002 2001 2000	124,872 119,904 111,865	-- -- 27,966	9,318 13,801 10,092	-- 48,950 --	9,000 10,000 5,000	3,072 5,620 9,805
Richard G. Faber........... Controller(8)	2002 2001 2000	101,250 -- --	-- -- --	-- -- --	-- -- --	24,000 -- --	-- -- --

___________

(1) Bonuses are included in the year earned. Under our Management Incentive Plan, bonuses earned during any given fiscal year are paid to participants by March of the following year. Mr. Hepper received a bonus of $175,000 per the terms of his employment agreement.  No bonuses were paid to the remaining corporate officers during 2002 and 2001 since we did not meet our performance objectives.

(2)     Includes the value of all perquisites and personal benefits provided by BMC to the named executive officers, including the use of leased automobiles, reimbursement of club membership dues, tax preparation services and physical examinations. For purposes of this table, we have determined the value of perquisites and benefits at their incremental cost, not on the taxable benefit derived by the executive officer. Prior to August 2000, we permitted stock option participants, including executive officers, to exercise stock options through interest‑free loans, up to a maximum amount. See "Certain Transactions" below. The value of such interest‑free loans as disclosed in the table above was determined by calculating the interest imputed on such loans for the applicable year at the applicable federal rate provided by the Internal Revenue Code. Specific perquisites or personal benefits exceeding 25% of the total reported for each of the named individuals were as follows:

      (a)    Mr. Burke: Leased auto, $43,492, $47,181, and 41,325 for fiscal 2002, 2001 and 2000, respectively; imputed interest on interest free loans, $71,470 and $164,646 for fiscal 2001 and 2000, respectively; and stock bonus of $50,000 paid in BMC common stock following the appointment of his successor to the position of Chairman of the Board and CEO in June 2002.

      (b)    Mr. Petersen: Leased auto, $26,059 for fiscal year 2002.

      (c)    Mr. Nelson: Leased auto, $19,758 for fiscal year 2002; imputed interest on interest free loans, $1,222 for fiscal 2002.

      (d)    Mr. Dobson: Leased auto, $18,142, 17,474 and $21,995 for fiscal 2002, 2001 and 2000, respectively.

      (e)    Mr. Carlson: Leased auto, $9,318, $11,380 and $10,092, for fiscal years 2002, 2001 and 2000, respectively.

(3)    Restricted share awards are valued at the closing price of BMC common shares on the date of grant. On December 31, 2002, the following named executive officers owned the restricted shares set forth in the table below. The market value is based on the closing price of BMC common shares on December 31, 2002, which was $1.57.

	# of Shares	Market Value
Mr. Dobson	15,000	$23,550
Mr. Carlson	10,000	$15,700

(4)    Includes the following contributions made and to be made to the Savings and Profit Sharing Plan and nonqualified benefit equalization plan on behalf of the named executive officers for services performed in fiscal 2002:

          (a)    Mr. Burke: Savings and Profit Sharing Plan, $7,486; benefit equalization plan, $6,720.

          (b)    Mr. Petersen: Savings and Profit Sharing Plan, $1,565.

          (c)    Mr. Nelson:  Savings and Profit Sharing Plan, $7,267.

          (d)    Mr. Dobson: Savings and Profit Sharing Plan, $6,234

          (e)    Mr. Carlson: Savings and Profit Sharing Plan, $3,072.

(5)    Mr. Hepper became Chairman, President and CEO in June 2002.

(6)    Mr. Petersen became Senior Vice President and CFO in November 2001.

(7)    Mr. Nelson became President, Buckbee-Mears Group in August 2001.

(8)    Mr. Faber became Controller in March 2002.

Stock Options and Exercises

      The following table shows the options granted to the executive officers named in the "Summary Compensation Table" during 2002.  Individual grants are listed separately for each officer. In addition, this table shows the estimated present value of each grant as of the date of grant.

Option Grants in 2002(1)

Individual Grants

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2002	Exercise or Base Price ($/Sh)	Expiration Date
					Grant Date Present Value ($)(2)
Douglas C. Hepper..........	300,000	37.1%	1.280	6/11/12	318,000
Paul B. Burke.................	150,000	18.5%	1.365	12/31/05	148,500
Curtis E. Petersen...........	25,000	3.1%	1.365	5/09/12	28,250
Bradley D. Carlson..........	9,000	1.1%	1.365	5/09/12	10,170
Jon A. Dobson................	20,000	2.5%	1.365	5/09/12	22,600
Gary W. Nelson..............	40,000	4.9%	1.365	5/09/12	45,200
Richard G. Faber............	15,000 9,000	1.8% 1.1%	1.800 1.365	3/26/12 5/09/12	22,500 10,170

___________

(1)       All options were granted under the Restated and Amended 1994 Stock Incentive Plan. Options typically vest in five equal annual installments commencing on the first anniversary date of the grant. All options were granted at an exercise price equal to the fair market value based on the average of the high and low sales price of our common stock on the date of grant.

(2)       The present value determination was made using the Black‑Scholes option pricing model as of the date of grant. The assumptions used in the model are dependent on the date of option grant.  The assumptions used include expected stock price volatility of 1.244, risk‑free rate of return of 4.59%, weighted average expected life of five years, dividend yield of 0.48% and contractual time to exercise of ten years. Actual gains, if any, on stock option exercises are dependent upon our future performance and the performance of our common stock, overall market conditions, and the executive's continued employment through the vesting dates of the option grant.

The following table provides information about stock option exercises during 2002 by the executive officers named in the "Summary Compensation Table" and stock options held by each of them at year-end.

Aggregated Option Exercises in 2002 and Option Values at December 31, 2002

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2002 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2002 Exercisable/Unexercisable ($)(1)
Douglas C. Hepper.........	0	0	0/300,000	0/87,000
Paul B. Burke................	0	0	640,000/120,000	30,750/0
Curtis E. Petersen...........	0	0	21,333/83,667	0/5,125
Gary W. Nelson.............	0	0	84,000/121,000	0/8,200
Jon A. Dobson...............	0	0	47,500/64,000	0/4,100
Bradley D. Carlson.........	0	0	10,000/24,000	0/1,845
Richard G. Faber............	0	0	0/24,000	0/1,845

_____________

(1)   Based on the closing price of BMC common stock on the New York Stock Exchange-Composite Transactions at December 31, 2002 ($1.57), minus the exercise price.

Officer Agreements and Change in Control Arrangements

      We currently have change of control agreements with Messrs. Carlson, Dobson, Faber, Nelson and Petersen as well as Susan Linzmeier, our Vice President of Human Resources. Under the change of control agreements, termination of an individual executive officer's employment in connection with any change of control triggers severance benefits. A "change of control" includes the sale, lease or other transfer of substantially all of our assets; a stockholder approved dissolution or liquidation; a change of control reportable to the Securities and Exchange Commission on Form 8‑K; acquisition by any person of 50% or more of our voting stock; or, a change in composition of the Board of Directors, such that current directors cease to constitute a majority (but only if the nominations of the newly elected members were not approved by the current directors). Severance benefits payable under the Change of Control Agreements to Messrs. Carlson, Dobson, Faber, Nelson and Petersen and Ms. Linzmeier consist of one year's base salary over 12 months. Monthly payments under the Change of Control Agreement are reduced to the extent of any base salary received as a result of subsequent employment, but the terminated executive officer has no duty to seek subsequent employment. In the event the standard severance benefits constitute an excess parachute payment under the rules of the Internal Revenue Service, severance benefits will be reduced to an amount equal to the severance payment amount less the amount required to avoid any excise tax. Under the Change of Control Agreements, each executive officer remains employed for a six‑month period following any change of control. During that period, he or she may resign for "good reason" and receive contractual severance benefits. "Good reason" includes adverse changes in compensation and/or duties, forced relocation to a new locale, or our failure to continue to provide benefit plans equivalent to those we offered prior to the change of control. At the end of the six‑month period, the executive has a 30‑day period in which to decide whether to remain employed by the successor; during that period, the executive may elect to terminate employment, with or without good reason, and receive contractual severance benefits. Any termination by the successor during the above periods without good cause, or by BMC prior to a change in control at the insistence of an acquirer, also triggers severance benefits. "Good cause" includes (i) willful and continued failure to perform duties or (ii) conviction of a felony or gross misdemeanor materially injurious to BMC.  Death or attainment of age 65 prior to the end of the period during which monthly payments are made ends all further obligations of BMC.

      To the extent not already exercisable, options also become immediately exercisable under the Restated and Amended Plan in the event of any "change in control." For purposes of the Restated and Amended Plan, a "change in control" means the following: (a) the sale or other transfer of substantially all of our assets; (b) liquidation or dissolution; (c) a merger or consolidation if (i) less than 50% of the voting stock of the surviving company is held by persons who were stockholders of BMC immediately before the merger or consolidation, or (ii) less than 80% of the voting stock of the surviving company is held by persons who were stockholders of BMC immediately prior to the merger or consolidation without the prior approval of our continuity directors (directors as of December 10, 1993 and additional directors nominated or elected by a majority of the "continuity directors"); (d) ownership by any person or group of 50% or more of our voting stock, or 20% or more of our voting stock without the prior approval of the continuity directors; (e) the continuity directors ceasing to constitute a majority of the Board; or (f) any change of control that is required to be reported on Form 8‑K.

      To the extent not already vested, all benefits under the Savings and Profit Sharing Plan become fully vested in the event of any "change in control". For purposes of the Savings and Profit Sharing Plan, a change in control means the following: (a) the sale or other transfer of substantially all of our assets; (b) liquidation or dissolution; (c) a person becomes the beneficial owner of 50 percent or more of the voting power of our outstanding securities; (d) individuals who constitute "incumbent directors" (directors as of January 1, 1994 and additional directors nominated or elected by a majority of the "incumbent directors") cease to constitute at least a majority of the Board; or (e) any change in control that is required to be reported under Section 13 or 15(d) of the Securities Exchange Act of 1934.

Employment Agreements With Named Executive Officers

      In April, 2002, we amended our employment agreement, dated January 1, 1999, with Mr. Burke, pursuant to which he was to continue to serve as Chief Executive Officer and Chairman of the Board, until December 31, 2002 or until a successor for his position was hired, whichever occurred first. Under this amendment, if a successor were hired prior to December 31, 2002, Mr. Burke would resign from all positions as an officer and a director of the Company and become an advisor to the company through December 31, 2002, unless terminated earlier. Mr. Burke continued to receive the same salary and benefits as in effect immediately before the amendment date. At the time of the amendment, Mr. Burke's annual salary was $450,000. The amendment also provided: (i) he would be eligible for a bonus for 2002 determined on the same basis as his bonus was determined in 2001; (ii) he would be awarded a stock bonus equal to $50,000 within 10 days after a successor was hired, if before December 31, 2002; (iii) he would receive a stock option grant for 150,000 shares of BMC common stock; (iv) his obligation for paying COBRA, if he elected coverage, would be waived and paid for by the Company for the 18-month period or such date he and his dependants begin to receive medical-expense coverage under a plan of another employer; (v) to extend the exercise dates of certain options previously granted to him; and (vi) a supplemental pension payable to him or his survivor of $7,917 per month, commencing on the first month following his 60th birthday for the balance if his or his survivor's life.  Mr. Hepper was hired as a successor to Mr. Burke in June 2002.

      In May 2002, the Company entered into an employment agreement with Mr. Hepper to succeed Mr. Burke as Chairman, President and Chief Executive Officer.  Under this agreement, Mr. Hepper is to receive an annual base salary at a rate determined by the Board from time to time, but not less than $400,000 per year. He received a non-qualified stock option to purchase 300,000 shares of BMC common stock upon his start date of employment. The agreement also provides for an annual bonus under the Management Incentive Plan, subject to the terms of the Management Incentive Plan.  The agreement also contains an "involuntary termination" and "Change in Control" provision, whereby he will continue to receive his base salary at the rate then in effect, up to an additional three years following the involuntary termination or change of control. BMC or Mr. Hepper may terminate the agreement at any time upon receipt of notice.  If termination is voluntary, he will receive payment of salary through the termination date.

      In December 2001, the Company entered into a two-year employment agreement with Mr. Petersen, effective December 3, 2001, to serve as Senior Vice President and Chief Financial Officer. During the first year of the agreement, Mr. Petersen received an annual base salary of $205,000, subject to increase at the Board's sole discretion, and a grant of non-qualified stock option to purchase 50,000 shares of BMC common stock. The agreement also provides for an annual bonus under the Management Incentive Plan, subject to the terms of the Management Incentive Plan. The agreement automatically renews for successive one-year periods, unless terminated by BMC or Mr. Petersen by not less than sixty (60) days written notice before the end of such initial or renewal period. If we issue a notice of non-renewal to Mr. Petersen, he will receive payment of one-year base salary and will be entitled to the payment under the Management Incentive Plan prorated to the date of his termination.

CERTAIN TRANSACTIONS

      In 1993, we adopted a Stock Option Exercise Loan Program pursuant to which employees could borrow money, generally on an interest‑free basis, to exercise stock options and, until February 1999, to pay any related income taxes due. In August 2000, the Compensation Committee terminated the loan program, at which time there were twelve loans outstanding. Of those twelve loans, only three were outstanding as of March 21, 2003 for a total of $70,361.58. These loans are governed by promissory notes, which are described in further detail below. We hold the BMC shares obtained upon option exercise as collateral for the loans.

      If the market value of shares held as collateral falls below an employee's loan balance, the employee must make arrangements to repay that portion of the loan, or pledge additional shares, equal to the difference between the market value and the loan balance. The loans must be repaid within 45 days of an employee's termination of employment or a longer period if approved by the Compensation Committee. Upon the death or long-term disability of the employee, the Committee may extend the term of the repayment of the loan by up to six months. The Compensation Committee may demand repayment of the loans at any time.

      Each individual borrowing arrangement is evidenced by a written demand promissory note executed by the employee at the time of borrowing. The note provides that thirty percent (30%) of the employee's bonus compensation received under the Management Incentive Plan, net of applicable estimated taxes and other withholdings, will be applied to repay the principal under the note.  In addition, a portion of the proceeds from any sale of stock pledged under the loan program must be applied to the repayment of amounts outstanding under the loan program.

      As of March 21, 2003, there was one loan outstanding to Mr. Nelson in the amount of $48,951.20. The largest loan amount outstanding for Mr. Nelson during 2002 was $48,956.65.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the Securities and Exchange Commission. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish BMC with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of reports furnished to BMC with respect to the period ended December 31, 2002, all directors, executive officers and greater than 10% stockholders were in compliance with all Section 16(a) filing requirements, except for a late Form 4 filing by Mr. Longstreet reporting a stock purchase of 15,000 shares in November 2002.

2004 STOCKHOLDER PROPOSALS

      Stockholder proposals intended to be included in the proxy statement and form of proxy for the 2004 Annual Meeting of Stockholders must be received by our Secretary on or before December 1, 2003. Stockholder proposals intended to be presented at that meeting but not intended to be included in our proxy materials for that meeting, must be received by us on or before January 13, 2004. The 2004 Annual Meeting of Stockholders is expected to occur on or about May 13, 2004.

OTHER BUSINESS

      We know of no business that will be presented for consideration at the meeting other than that described in this proxy statement. As to other business, if any, that may properly come before the meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the person or persons voting the proxies.

      WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10‑K, EXCLUSIVE OF EXHIBITS, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 TO EACH PERSON WHO WAS A STOCKHOLDER OF BMC AS OF MARCH 21, 2003, UPON RECEIPT FROM SUCH PERSON OF A WRITTEN REQUEST FOR AN ANNUAL REPORT AND A GOOD FAITH REPRESENTATION THAT SUCH PERSON WAS A STOCKHOLDER AS OF MARCH 21, 2003. SUCH REQUESTS SHOULD BE SENT TO: INVESTOR RELATIONS DEPARTMENT, BMC INDUSTRIES, INC., ONE MERIDIAN CROSSINGS, SUITE 850, MINNEAPOLIS, MN 55423.

Dated: March 31, 2003

BMC Industries, Inc.

One Meridian Crossings, Suite 850

Minneapolis, Minnesota 55423

2980:

COMPANY #
CONTROL #

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to BMC Industries, Inc., c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone please do not mail your Proxy Card

- Please detach here -

The Board of Directors Recommends a Vote FOR Item 1.

1. Election of directors:	01 John W. Castro 02 Morris Goodwin, Jr.	03 Douglas C. Hepper 04 Alan R. Longstreet	/ / Vote FOR all nominees (except as marked)	/ / Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2. Ratification of Ernst & Young, LLP as BMC's independent auditors for 2003.			/ / For / / Against	/ / Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box / / Indicate changes below:			Date ________________________________
Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

BMC Industries, Inc.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 13, 2003
10:00 a.m.
Holiday Inn Select International
Three Appletree Square
Bloomington, Minnesota

BMC Industries, Inc. One Meridian Crossings, Suite 850, Minneapolis, Minnesota 55423	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2003.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Bradley D. Carlson and Jon A. Dobson, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.